SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

January 31, 2006

Date of Report (Date of earliest event reported)

Factory Card & Party Outlet Corp.

(Exact name of registrant as specified in its charter)

Delaware	333-21859	36-3652087
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 Diehl Road, Naperville, Illinois	60563
(Address of principal executive offices)	(Zip Code)

(630) 579-2000

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On January 31, 2006, the Board of Directors of Factory Card & Party Outlet Corp. (the “Company”), upon the recommendation of the Compensation Committee, granted shares of restricted stock to officers of the Company. The grant is intended to provide additional incentives to these individuals to: (a) positively drive short-term and long-term earnings performance; (b) achieve the Company’s previously announced 13.5% return on invested capital goal; and (c) make a long-term career at the Company.

The shares of restricted stock are subject to performance vesting as follows: (a) 50% if the Company achieves a return on invested capital (ROIC) of between 12.5% and 12.9% for any rolling 12 consecutive-month period beginning after January 28, 2006 and ending on or before the earlier of (i) a specified change of control and (ii) February 2, 2009; (b) an additional 25% if the ROIC for any such period is between 13.0% and 13.4%; and (c) an additional 25% if the ROIC for any such period is 13.5% or above. In addition, subject to certain exceptions such as death, disability, etc., the recipient of the restricted stock must remain employed by the Company during the period the Company achieves the specified ROIC performance.

In the event that the Company does not achieve the specified ROIC performance on or prior to the earlier of (a) a specified change of control and (b) February 2, 2009, the shares of restricted stock will be forfeited.

A copy of the form of restricted stock agreement (with performance vesting) is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to the full text of such exhibit.

A total of 60,000 shares of restricted stock with the foregoing performance vesting were granted to 10 individuals. Of that total, Mr. Gary Rada, the Company’s Chief Executive Officer, received 9,000 shares; Mr. Timothy Gower, the Company’s Senior Vice President, Operations, received 7,000 shares; and Mr. Jarett Misch, the Company’s Vice President, Controller and Chief Accounting Officer, received 6,000 shares.

Item 9.01 Financial Statements and Exhibits

The following exhibits are being filed as part of this Form 8-K:

Exhibit No.	Description
99.1	Form of Restricted Stock Agreement (with performance vesting)

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FACTORY CARD & PARTY OUTLET CORP.

/s/ Gary W. Rada
Gary W. Rada
Dated: February 3, 2006	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Form of Restricted Stock Agreement (with performance vesting)